Exhibit 99.1

PRECISION OPTICS CORPORATION 22 EAST BROADWAY GARDNER, MASSACHUSETTS 01440-3338 Telephone 978 / 630-1800 Telefax 978 / 630-1487

POC:27-0337

NEWS RELEASE
FOR IMMEDIATE RELEASE	Tuesday, November 20, 2007

PRECISION OPTICS CORPORATION ANNOUNCES
FIRST QUARTER RESULTS AND RECEIPT OF SIGNIFICANT NEW ORDER

GARDNER, Massachusetts - Precision Optics Corporation, Inc. (OTC Bulletin Board: POCI.OB), (the “Company”) today announced operating results on an unaudited basis for the first quarter of fiscal year 2008 ended September 30, 2007.

First Quarter Operating Results
Revenues - Total revenues for the quarter ended September 30, 2007 were $1,101,728, an increase of $674,103 or 158% from the same period in the prior year. This represents the second highest quarterly revenue in six years. The increase was due principally to shipments to a significant new customer of an advanced surgical visualization system, along with the introduction of other new products. The advanced surgical visualization system relied heavily on the Company’s experience and superior technology in the area of medical optics systems, specifically in the area of advanced optical endoscopic instrumentation.

Net Loss - For the quarter ended September 30, 2007, net loss was $466,848, or $0.02 per share, a decrease of $221,331 from the net loss of $688,179 or $0.04 per share, for the same period last year. The decrease in net loss is the result of higher sales volumes along with a corresponding increase in gross profit. Gross profit for the quarter ended September 30, 2007, as a percentage of revenues, increased from 10% for the quarter ended September 30, 2006 to 28%. The weighted average common shares outstanding for the quarters ended September 30, 2007 and 2006 were 25,458,212 and 15,458,212, respectively.

Cash Flow and Expenditures - For the quarter ended September 30, 2007, cash and cash equivalents decreased by $300,450 compared to a decrease of $755,449 for the same period last year. The improved decrease in cash and cash equivalents for the quarter ended September 30, 2007 was due primarily from less cash being used in operating activities, mostly due to higher sales volumes along with an increase in gross profit, compared to the same period last year.

Research and development expenses were $302,433 for the quarter ended September 30, 2007, compared to $264,523 for the same period last year.

Selling, general and administrative expenses were $475,512, a decrease of $7,512, or 2% for the quarter ended September 30, 2007 compared to the same period last year.

Outlook
Based on the current financial condition of the Company and the expectation of future continued quarterly operating losses during fiscal 2008, management is currently investigating and evaluating alternatives for raising additional capital through private and public debt and equity offerings that can be completed during the second or third quarters of fiscal 2008. In an effort to decrease operating expenses, the Company has recently begun implementing cost containment plans including work force reductions, deferring of certain development initiatives and focusing on a limited number of products and technologies expected to provide near term revenues.

Recent initiatives in the area of micro-precision™ lenses address specific customer opportunities in different medical specialty applications.

Since December 2005, 2.7 mm diameter ENT endoscopes have been in production and a 4 mm diameter sinuscope was introduced earlier this year. Presently we are announcing the recent availability of a new 5 mm diameter laparoscope, to be followed in early spring of 2008 by a new widefield arthroscope. In other market areas, our lenses for the new “Color Night Vision System” are to be in pre-production manufacture within the next few months, including new light weight eyepiece lenses and a new pre-production order for additional objective lenses.

New Order
The Company has also recently received a production order of over $400,000 for its new line of optical thin film coatings, developed over the past two years, following pre-production orders delivered earlier this year.

Not withstanding the need to obtain additional financing, the Company believes that the recent introduction of several new products, along with new and on-going customer relationships, has the potential to generate additional revenues, which are required in order for the Company to achieve future profitability.

About Precision Optics
Precision Optics Corporation, Inc., a developer and manufacturer of advanced optical instruments since 1982, designs and produces high-quality medical instruments, optical thin film coatings, micro-optics with characteristic dimensions less than 1 mm, and other advanced optical systems. The Company’s medical instrumentation line includes laparoscopes, arthroscopes and endocouplers and a line of world-class 3-D endoscopes for use in minimally invasive surgical procedures. The Company continues to advance products through technical innovation, including development of: the next generation (patent pending) of 3-D endoscopes; the extension of Lenslock™ technology (patent pending) to its entire line of endoscopes; instrumentation utilizing the Company’s micro-precision™ lens technology (patent pending) for optical components, assemblies and endoscopes under 1 mm. Precision Optics Corporation is registered to ISO 9001:2000, ISO 13485:2003, and CMDCAS Quality Standards, and complies with the FDA Good Manufacturing Practices and the European Union Medical Device Directive for CE Marking of its medical products. The Company’s Internet Website is www.poci.com.

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED
SEPTEMBER 30, 2007 AND SEPTEMBER 30, 2006
(UNAUDITED)

	Three Months
	Ended September 30,
	2007	2006

REVENUES	$1,101,728	$427,625

COST OF GOODS SOLD	795,434	383,460

Gross Profit	306,294	44,165

RESEARCH and DEVELOPMENT EXPENSES	302,433	264,523
SELLING, GENERAL and
ADMINISTRATIVE EXPENSES	475,512	483,024

Total Operating Expenses	777,945	747,547

Operating Loss	(471,651)	(703,382)

INTEREST INCOME	4,803	15,203

Net Loss	$(466,848)	$(688,179)

Loss Per Share - Basic and Diluted	$(0.02)	$(0.04)

Weighted Average Common Shares Outstanding -	25,458,212	15,458,212
Basic and Diluted

PRECISION OPTICS CORPORATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
 ASSETS

	(UNAUDITED)
CURRENT ASSETS	September 30, 2007	June 30, 2007
Cash and Cash Equivalents	$539,729	$840,179
Accounts Receivable, net	657,137	801,206
Inventories, net	699,596	904,736
Prepaid Expenses	34,695	53,039
Total Current Assets	1,931,157	2,599,160
PROPERTY AND EQUIPMENT
Machinery and Equipment	3,581,430	3,559,384
Leasehold Improvements	553,595	553,596
Furniture and Fixtures	150,603	150,603
Vehicles	42,343	42,343
	4,327,971	4,305,926
Less: Accumulated Depreciation	(4,163,461)	(4,148,239)
Net Property and Equipment	164,510	157,687
OTHER ASSETS
Cash surrender value of life insurance policies	5,465	4,438
Patents, net	286,532	274,312
Total Other Assets	291,997	278,750
TOTAL ASSETS	$2,387,664	$3,035,597

LIABILITIES AND STOCKHOLDERS' EQUITY

TOTAL CURRENT LIABILITIES	509,829	718,387

STOCKHOLDERS' EQUITY
Common Stock, $.01 par value-
Authorized -- 50,000,000 shares
Issued and Outstanding -25,458,212 shares
at September 30, 2007 and at June 30, 2007	254,582	254,582
Additional Paid-in Capital	37,224,488	37,197,015
Accumulated Deficit	(35,601,235)	(35,134,387)
Total Stockholders' Equity	1,877,835	2,317,210

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,387,664	$3,035,597

Forward-looking statements contained in this news release, including those related to the future success of Company’s newly released products and products under development are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could materially affect future results. These risks and uncertainties, many of which are not within the Company’s control, include, but are not limited to, the uncertainty and timing of the successful development of the Company’s new products; decisions by customers to place orders for the Company’s products; the risks associated with reliance on a few key customers; the Company’s ability to attract and retain personnel with the necessary scientific and technical skills; the timing and completion of significant orders; the timing and amount of the Company’s research and development expenditures; the timing and level of market acceptance of customers’ products for which the Company supplies components; performance of the Company’s vendors; the ability of the Company to control costs associated with performance under fixed price contracts; the continued availability to the Company of essential supplies, materials and services; and the other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including but not limited to, the Company's Annual Report on Form 10-KSB for the year ended June 30, 2007.

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